Exhibit (d)(5)

Confidential

February 22, 2018

Lewis Pell

c/o Cogentix Medical, Inc.

5420 Feltl Road,

Minnetonka, Minnesota 55343

Re: Mutual Nondisclosure Agreement Joinder

Dear Mr. Pell:

Reference is made to that certain Mutual Nondisclosure Agreement, entered into and effective as of June 16, 2017 (the “Agreement”), by and between Cogentix Medical, Inc. (the “Company”) and Laborie Medical Technologies Canada ULC (the “Contracting Party”), a copy of which is attached hereto as Exhibit A. Each capitalized term used but not otherwise defined herein shall have the meaning given to it in the Agreement.

Lewis Pell (“Recipient” or “you”) acknowledges and agrees (a) that you have received and reviewed a copy of the Agreement, (b) to be bound, in its capacity as a “Representative” (as defined in the Agreement) of the Company, by the terms of the Agreement, including the confidentiality and use provisions of the Agreement (which shall include as Confidential or Proprietary Information the fact of discussions regarding a potential transaction between the Company and the Contracting Party); provided that Recipient may disclose Confidential or Proprietary Information to its members, owners or affiliates and its and their respective directors, managers, officers, employees, agents, financial advisors, consultants, legal and accounting advisors (such individuals receiving Confidential or Proprietary Information hereunder, collectively, the “Recipient Representatives”) and in each case, in connection with the Purpose who need to know the Confidential or Proprietary Information for the purpose of evaluating the Purpose; provided further, that the Recipient has informed all of its Recipient Representatives of the Recipient’s obligations under the Agreement and this letter agreement and such Recipient Representatives have agreed in writing to be bound by the terms of the Agreement, either by means of an agreement directly with the Contracting Party or pursuant to an agreement with the Recipient which restricts the use of the Confidential or Proprietary Information received as a Representative of the Recipient, and (c) that it shall be directly liable to each of the Company and the Contracting Party for any breaches of its obligations or the obligations of the Recipient Representatives under the Agreement or this letter agreement. Other than the Contracting Party, which is an express and intended third-party beneficiary of this letter agreement and is entitled to enforce its rights hereunder, there shall be no third-party beneficiaries of this letter agreement.

This letter agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without application of choice-of-law principles. This letter agreement, together with the terms of the Agreement (which are hereby incorporated herein mutatis mutandis, to the extent not otherwise expressly addressed herein), constitute the entire agreement between the parties hereto regarding the subject matter hereof. No amendments, changes, modifications or waivers may be made to this letter agreement without the express written consent of each of the parties hereto (and the Contracting Party, to the extent any such amendment, change, modification or waiver would adversely affect the rights of the Contracting Party hereunder). If any term or provision of this letter agreement or the Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this letter agreement and the Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

[Signature Page Follows.]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

Cogentix Medical, Inc.

By:	/s/ Brett Reynolds
Name:	Brett Reynolds
Title:	Senior Vice President and Chief Financial Officer

Acknowledged and agreed

as of the date first written above:

By:	/s/ Lewis Pell
Name:	Lewis Pell

[Signature Page to Joinder to Mutual Nondisclosure Agreement]

EXHIBIT A

Mutual Nondisclosure Agreement

MUTUAL NONDISCLOSURE AGREEMENT

THIS MUTUAL NONDISCLOSURE AGREEMENT (the “Agreement”) is entered into and effective as of June 16, 2017, by and between, Cogentix Medical, Inc., a Delaware corporation, with an address at 5420 Feltl Road, Minnetonka, MN 55343 (the “Company”), and Laborie Medical Technologies Canada ULC, with an address at 6415 Northwest Drive, Unit 11, Mississauga, ON, Canada L4V 1X1 (the “Contracting Party”).

WHEREAS, the Company and the Contracting Party desire to disclose to each other certain of their respective non-public information for the purpose set forth below;

NOW THEREFORE, the parties mutually agree as follows:

1. Purpose of Agreement. The Company has agreed to disclose certain of its Confidential or Proprietary Information (as defined below) to the Contracting Party and the Contracting Party has likewise agreed to disclose certain of its Confidential and Proprietary Information to the Company for the purpose of permitting both the Company and the Contracting Party to evaluate, negotiate and consummate a possible business relationship (the “Purpose”). Any disclosure of Confidential or Proprietary Information by one party to the other party hereunder is solely for the Purpose as set forth above.

2. Confidential or Proprietary Information. “Confidential or Proprietary Information” means any information or data disclosed by either the Company or the Contracting Party (each a “Disclosing Party”) to the other party (each a “Recipient”), including, but not limited to, (i) technology, ideas, concepts, drawings, designs, inventions, discoveries, improvements, patents, patent applications, specifications, trade secrets, prototypes, processes, notes, memoranda and reports, or (ii) visual representations concerning the Disclosing Party’s past, present or future research, technology, know-how, and concepts, or (iii) computer programs, software code, written documentation, products, information concerning vendors, members, customers, prospective customers, employees and prospective employees, market research, sales and marketing plans, distribution arrangements, financial statements, financial information, financing strategies and opportunities and business plans, all of which relate directly or indirectly to the Disclosing Party’s products, services or business. If any Confidential or Proprietary Information is disclosed orally or by observation or viewing, it shall be identified as proprietary prior to such disclosure and after disclosure it shall be reduced to writing in summary form within 30 days thereafter and delivered to the Recipient.

3. Use and Handling of Confidential or Proprietary Information. The Recipient shall keep the Confidential or Proprietary Information confidential, shall use such information solely for the Purpose stated above, and shall not disclose to any persons or entities any of the Confidential or Proprietary Information without the prior written consent of the applicable Disclosing Party. Notwithstanding the foregoing, Recipient may disclose Confidential or Proprietary Information to its controlled affiliates, including in the case of the Contracting Party, to Patricia Industries, Inc. (“PI”) and Invifed 5 AB (the indirect parent of the Contracting Party), and in the case of the Company, the Company’s members, owners or affiliates, in each case, including its and their respective directors, managers, officers, employees, agents, financial advisors, consultants, legal and accounting advisors, debt financing sources (in each case, such persons who actually receive or are granted access to the Confidential or Proprietary Information shall collectively be referred to as “Representatives”) provided that such Representative has a need for such information in respect of the Purpose, provided further that the applicable Recipient has informed all of its Representatives of the Recipient’s obligations under this Agreement and such Representatives have agreed in writing to be bound by the terms of this Agreement, either by means of an agreement directly with the Disclosing Party or pursuant to an agreement with the Recipient which restricts the use of the Confidential or Proprietary Information received as a Representative of the Recipient. In accepting any Confidential or Proprietary Information disclosed to the Recipient hereunder, the Recipient agrees, and shall instruct its Representatives, to preserve the confidentiality of such information with at least the same degree of care as that taken by the Recipient to preserve and protect its own confidential or proprietary information. The Recipient and its Representatives that receive Confidential Information agree to maintain adequate safeguards and procedures to prevent the theft, loss or dissemination of any of the Confidential or Proprietary Information, and, in the event of any such theft, loss or dissemination, shall notify the Disclosing Party immediately. The Company and Contracting Party each agree that without the prior written consent of the other party, such party will not, and shall instruct its Representatives not to, disclose to any person either the fact that either party or its Representatives have requested or received Confidential or Proprietary Information, that any investigations, discussions or negotiations are taking place concerning the Purpose, or any of the terms, conditions or other facts with respect to the Purpose, including the status thereof. Notwithstanding anything to the contrary contained herein, the Company acknowledges and agrees that the Contracting Party’s directors, officers and employees (each a “CP Individual”) may serve as directors, officers or employees of the Contracting Party or one more of its direct or indirect affiliates. The Company hereby acknowledges and agrees that such affiliates will not be deemed to have received Confidential or Proprietary Information solely because any such CP Individual serves in any of the foregoing capacities, provided that such CP Individual has not provided such affiliate with Confidential or Proprietary Information or used Confidential or Proprietary Information in its role at such affiliate.

4. Exceptions to Confidential Treatment. The Recipient shall not be obligated to maintain any information in confidence or refrain from use, if: (a) the information was lawfully in the Recipient’s possession or was actually known to it prior to its disclosure from the Disclosing Party as evidenced by written records; (b) the information is, at the time of disclosure, or thereafter becomes generally available to the public without breach of this Agreement by the Recipient or its Representatives (provided, however, that the act of copyrighting, patenting or otherwise publishing or aiding in publication by the Disclosing Party shall not cause or be construed as causing the copyrighted materials or patented technologies to be in the public domain); (c) the information is or becomes available on an unrestricted basis to the Recipient or its Representatives from a source other than the Disclosing Party which, did not acquire the same under an obligation of confidentiality to the Disclosing Party; (d) the information becomes available on an unrestricted basis to a third party from the Disclosing Party or from someone acting under its control; (e) (e) the information is approved for disclosure by the Disclosing Party in writing; or (f) Recipient establishes by documentary evidence that the information is independently developed by the Recipient or its Representatives without use of or reference to the Confidential or Proprietary Information.

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5. Disclosure by Law. In the event the Recipient or its Representatives are requested or required by law, regulation, regulatory authority, judicial or governmental order or investigative demand, subpoena or similar process to disclose the Confidential or Proprietary Information, such Recipient or Representative shall provide the Disclosing Party with prompt written notice, if permissible, of such request or requirement and the documents requested thereby so that the Disclosing Company may seek an appropriate protective order at its sole cost and expense. In the event the Disclosing Party determines to seek such protective order or other remedy, the Recipient and its Representatives, as applicable, will cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, in seeking such protective order or other remedy. If, failing the entry of a protective order, the Recipient and its Representatives, as applicable, is upon the advice of counsel, required to disclose Confidential and Proprietary Information, the Recipient and its Representatives, as applicable, may disclose that portion of the Confidential and Proprietary Information that is required to be disclosed and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential and Proprietary Information that is being disclosed at the sole cost and expense of the Disclosing Party. In any event, the Recipient and its Representatives will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential and Proprietary Information. Notwithstanding anything to the contrary contained herein, the Recipient and its Representatives (i) may disclose Confidential and Proprietary Information, to the extent required, in connection with routine supervisory audits or regulatory examinations without any liability hereunder, and (ii) shall not be required to provide notice to the Disclosing Party or any other individual or entity in the course of any routine supervisory audit or regulatory examination; provided that such routine audit or supervisory audit or examination does not target the Disclosing Party, the Purpose or the Confidential and Proprietary Information.

5. Third-Party Information. The parties understand and agree that neither party will disclose to the other any confidential information in breach of such party’s obligation to any third party.

6. Amendment. This Agreement may be amended only by a written amendment signed by the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

7. No License. No license or other transfer of any right, title or interest in such Confidential or Proprietary Information is intended or shall be deemed to have resulted from any disclosure to the Recipient.

8. Title and Ownership. The Recipient acknowledges that the Confidential or Proprietary Information obtained by it under this Agreement is and shall remain the sole property of the Disclosing Party.

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9. Return of Materials. Upon written request from the Disclosing Party, the Recipient shall immediately return to the Disclosing Party all copies of Confidential or Proprietary Information received hereunder; and all copies of notes, reports, or other documents or materials that reflects such Confidential or Proprietary Information provided, however, that if the Disclosing Party requests, the Recipient shall immediately destroy all Confidential or Proprietary Information and certify such destruction to the Disclosing Party; provided that, notwithstanding the foregoing, the Recipient and its Representatives may retain such copies of Confidential or Proprietary Information solely to the extent required or necessary to meet legal, regulatory or legal process requirements or such copies as are created pursuant to bona fide automatic archiving and back up procedures, provided that such retained copies shall remain subject to the obligations of confidentiality under this Agreement for so long as such materials are retained.

10. Enforceability. If any provision contained herein is declared unenforceable or invalid, said declaration shall not impair any other provisions of this Agreement which shall be enforced according to their respective terms.

11. Remedies. The Recipient acknowledges that any violation of this Agreement by the Recipient or its Representatives may result in immediate and irreparable injury to the Disclosing Party for which an award of money damages would be inadequate. The Recipient agrees, therefore, that the Disclosing Party shall have the right to seek equitable relief including an injunction to specifically enforce the terms of this Agreement, and to obtain any other legal or equitable remedies that may be available to it and the parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the parties.

12. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without application of choice-of-law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Courts of the State of Delaware and the United States of America located in Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts).

13. Parties in Interest; Assignment. This Agreement shall be binding upon, and the benefits and obligations provided for herein shall inure to, the parties hereto and their respective owners, shareholders, members, heirs, legal representatives, successors and assigns. The parties hereto shall not assign this Agreement and/or their respective rights and obligations hereunder, except that either party may assign its rights and obligations hereunder in connection with a merger, consolidation, assignment, sale or other disposition of all or substantially all of such party’s assets, equity securities or business, or a line of business or development project.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15. Term. The foregoing commitments of either party in this Agreement shall survive any termination of discussions between the parties, and shall continue for a period of five (5) years following the date of this Agreement. The provisions of this Agreement shall survive for purposes of any claim that any party hereto may have against such other party for breach of such other party’s obligations hereunder.

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16. Entire Agreement. The parties intend this Agreement to be the final and binding expression of their agreement as to the subject matter hereof.

17. Company Acknowledgement. The Company acknowledges and agrees that the Contracting Party and its affiliates may have or will evaluate investments in, or acquisitions of, companies that may compete directly or indirectly with the Company, and that your execution of this Agreement shall in no way be construed to prohibit or restrict it or its affiliates’ ability to pursue such business opportunities, or make or consider such investments; provided, that the Contracting Party and its direct and indirect affiliates’ do not use or disclose Confidential or Proprietary Information received from the Company pursuant to this Agreement in connection with such investments and that such evaluation or transaction does not violate their obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COGENTIX MEDICAL, INC.		LABORIE MEDICAL TECHNOLOGIES CANADA ULC

By:	By:
Title: President and CEO	Title:	President and CEO

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